Exhibit 10.15.5

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (the "Amendment"), dated for reference purposes as of March 1, 2017, is made and entered into by and between NASSAU LAND COMPANY, L.P., a California limited partnership (the "Landlord''), and RESONANT INC., a Delaware corporation (the "Tenant”), with reference to the following facts:

RECITALS:

A.Landlord is the owner of the real property and improvements consisting of approximately 63,283 square feet of leasable space located in the Castilian Technical Center situated at 110, 130, and 150 Castilian Drive, Goleta, California (the "Project"). A building within the Project situated at 110 Castilian Drive currently consists of approximately 25,720 square feet of leasable space (the "Building").

B.Landlord and Tenant entered into a Multi-Tenant Industrial Lease, dated effective August 9, 2013 (the "Original Lease"), whereby Landlord leased to Tenant, and Tenant leased from Landlord certain premises within the Project and Building commonly known as 110 Castilian Drive, Suite 100, as particularly described in the Lease (the "Premises").

C.Landlord and Tenant amended and modified the Original Lease pursuant to that certain: (a) First Amendment to Lease, dated March 20, 2014; (b) Second Amendment to Lease, dated September 15, 2014; and (c) Third Amendment to Lease (the “Third Amendment”), dated June 1, 2016. The Original Lease, as so amended, is collectively referred to herein as the "Lease."

D.By virtue of the amendments to the Original Lease described above, the "Premises" now consists collectively of (i) Suite 100 on the first floor of the Building comprised of approximately 5,524 square feet of leasable space, and (ii) Suite 201 on the second floor of the Building comprised of approximately 1,500 square feet of leasable space leased on a month-to-month basis (such second floor space also referred to as the "Additional Premises").

E.	The Lease expires on July 31, 2017.

F.Tenant and Landlord have agreed to amend the Lease to extend the Term of the Lease, to further expand the size of the Premises, and to address certain other issues.

G.All capitalized terms that appear in this Amendment and are not defined herein shall have the meaning ascribed thereto in the Lease.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intended to be legally bound, do hereby agree and further amend the Lease as follows:

1.AMENDMENTS TO LEASE. Notwithstanding any other provision of the Lease to the contrary, the effective date for this Amendment shall be April 1, 2017 (the "Effective Date"):

1.1    PREMISES. The Premises is expanded to include approximately 2,000 square feet of leasable space on the second floor of the Building, and located adjacent to the Additional Premises (the "Expansion Premises"), all as depicted on Exhibit A attached hereto. The Expansion Premises does not contain a demising wall and Tenant shall not use any portion of the Premises beyond that described herein and depicted in Exhibit A without the prior written consent of Landlord, in Landlord's sole and absolute discretion, and then only on such terms and conditions as the parties agree to. Notwithstanding the terms of the Third Amendment to the contrary, Tenant's lease of the Additional Premises shall no longer be on a month-to month basis and shall, subject to the other terms and provisions of the Lease, continue through the Expiration Date, as defined below. As of the Effective Date and during the Extended Term (as defined below) the Premises shall therefore consist of approximately 9,024 square feet of leasable space.

1.2    EXTENDED TERM.    The expiration date of the Term of the Lease (the "Expiration Date") is hereby extended to July 31, 2018.

1.3    RENT DURING EXTENDED TERM.

(a)BASE RENT DURING EXTENDED TERM. Effective on the Effective Date and through July 31, 2017, the Base Rent for the Premises shall be fourteen thousand four hundred seventy-nine and 34/100 ($14,479.34) per month, NNN. Effective August 1, 2017 through the Expiration Date, as the same may be extended as provided herein (the "Extended Term"), the Base Rent of the Premises shall be thirteen thousand nine hundred eighty-seven and 20/100 ($13,987.20) per month, NNN.

(b)ADDITIONAL RENT. Throughout the Extended Term, Tenant's proportionate share of Building Operating Expenses shall be thirty five and 08/100 percent (35.08%), and Tenant's proportionate share of Project Operating Expenses shall be fourteen and 26/100 percent (14.26%).

(c)PAYMENT OF RENT IN ADVANCE. Upon execution of this Amendment Tenant shall pay Landlord the Base Rent and Common Area Expenses for the Expansion Premises for the first month in the amount of four thousand five hundred thirty-two ($4,532.00).

(d)     EXPANSION PREMISES COMMENCEMENT DATE AND POSSESSION: Landlord shall deliver possession of the Expansion Premises to Tenant upon the mutual execution of this Amendment by Landlord and Tenant (the “Expansion Premises Commencement Date”), and the Expansion Premises shall be delivered in its as-is condition, subject to Landlord’s work herein, and subject to Landlord’s obligations to maintain and repair the Premises as set forth in the Lease, and with all the Building systems servicing the Premises (HVAC, electrical, lighting, etc.) in good working order.

(e)    PREPARATION OF EXPANSION PREMISES: Landlord, at Landlord’s sole cost, shall provide Tenant on or before the Expansion Premises Commencement Date, three (3) keys or cardkeys, as applicable, for each of the two (2) doors from the Building common area corridor into the Expansion Premises and the Available Space (as defined below). Access through and the use of these two (2) doors shall be exclusive for Tenant, subject to Landlord’s entry rights and other rights set forth in the Lease. In the event that Landlord requires access to the Available Space for the purpose of showing this area to a third party, Landlord shall provide no less than (twenty-four) 24 hours prior notice to Tenant.

1.4    OPTION TO RENEW. Landlord hereby grants to Tenant, on the terms and conditions set forth below, one (1) option to extend the term of this Lease for an additional period of one (1) year commencing on August 1, 2018 and expiring on July 31, 2019 (the "Renewal Term"):

(a)    SUBJECT TO TERMS OF LEASE. The Renewal Term shall be subject to all of the provisions of the Lease, as amended herein.

(b)    CONDITIONS PRECEDENT. The right of Tenant to exercise its Renewal Option is subject to Tenant's compliance with all of the following conditions precedent: (i) at least five (5) months before the last day of the existing Lease Term, Tenant shall have given Landlord written notice of exercise of option, which notice, once given, shall be irrevocable and binding on the parties hereto; (ii) Tenant shall not be in default beyond any applicable notice and cure period under the term of the Lease at the time of Tenant's renewal notice to Landlord or prior to the commencement date of the Renewal Term; and (iii) neither Landlord nor Tenant has exercised any right to terminate this Lease due to damage to or destruction of the Premises or the Building and improvements of which the Premises are a part, or any condemnation or conveyance under threat of condemnation.

(c)    BASE RENT.    The Base Rent during the Renewal Term shall be $1.61 per square foot, NNN payable in monthly installments of fourteen thousand five hundred twenty-eight and 64/100 ($14,528.64), NNN.

(d)    OPTION PERSONAL. The Renewal Option is personal to Tenant and cannot be exercised by anyone other than Tenant or a Permitted Transferee and only while Tenant and/or a Permitted Transferee is in full possession of the Premises. The Renewal Option herein granted to Tenant is not assignable separate or apart from this Lease.

(e)    Exhibit G (Tenant's Option to Renew) of the Original Lease is hereby deleted in its entirety, and neither party shall have any further rights or obligations under such Exhibit from and after the Effective Date of this Amendment.

1.5    PARKING. On the Effective Date, Tenant shall be entitled to use additional parking spaces in accordance with the terms of the Lease. Accordingly, as of the Effective Date, Basic Provisions, Section C(2)(a) of the Lease is hereby amended in its entirety to read as follows:

"(2)    Parking.
(a) Tenant shall have the right to the non-exclusive use of the common area parking lot not to exceed twenty-nine (29) parking spaces at no charge to Tenant."

1.6     TENANT IMPROVEMENTS.    Tenant shall at its sole option and expense make the following improvements to the Premises as soon as reasonably possible, and in accordance with the terms and conditions of the Lease (including Section 9): (i) construct one enclosed office within the Additional Premises; and (ii) expand the lab room located within the Premises (collectively the "Additional Improvements").

1.7    LANDLORD'S WORK. Landlord shall at its sole cost and expense make the following repairs or improvements to the Premises on or before May 1, 2017: (i) thoroughly clean the carpet and space within the Expansion Premises; (ii) remove the existing furniture; and (iii) demolish the existing door between the Expansion Premises and Additional Premises and install instead a larger opening of approximately six feet (6') to eight feet (8') by demolishing a portion of the existing wall.

1.8    SIGNAGE. Tenant shall have the right, and at its sole cost, in accordance with the terms of the Lease (including Section 22), to place its name at the top right corner of the Building.

1.9    RESTORATION. Upon the expiration of the Lease, Tenant shall have no obligation to remove any of the existing improvements located in the Premises as of the date hereof, including the Additional Improvements and the improvements in connection with Landlord’s Work.

1.10    EXHIBIT K OF ORIGINAL LEASE. Exhibit K (Supplemental Terms and Conditions - Right of First Offer) of the Original Lease shall remain and be applicable from the date hereof and through the Extended Term in connection with the vacant space adjacent to the Expansion Premises which consists of approximately 3,500 square feet (the “Adjacent Space”). The reference of “Available Space” in Exhibit K shall be replaced with Adjacent Space.

1.11    INSURANCE CERTIFICATE. Within three (3) business days following the Effective Date of this Amendment, Tenant shall deliver to Landlord a certificate from Tenant's insurance carriers confirming that the insurance that Tenant is required to maintain under Section 13 of the Lease are in full force and effect. Tenant's failure to deliver such certificate(s) shall be a material Default under the Lease.

1.12    DISCLOSURES AND CONDITION OF PREMISES. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). Additionally, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that Section 1938 of California Civil Code, as amended, provides as follows:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”
In the event that Tenant elects to have a CASp inspection of the Premises performed, Tenant shall provide Landlord with at least fifteen (15) days prior written notice of the date of such inspection. Additionally, Tenant acknowledges and agrees that Tenant shall be solely responsible for all costs and fees incurred in obtaining such CASp inspection of the Premises.
  In the event that a CASp inspection is completed by Tenant or at Tenant’s request and such CASp inspection discloses that the Premises do not meet all applicable construction-related accessibility standards and related laws and codes, or any violations of said standards, laws or codes exist, Tenant, if required by a governmental agency in order for Tenant to continue to occupy the Premises shall be responsible, at Tenant’s sole cost and expense, for (i) performing any and all required non-structural repairs, alterations, modifications, and improvements only to the inside of the Premises and (ii) to the remainder of the Building and the Common Areas to the extent arising from or triggered by Tenant’s specific use of the Premises which is other than the permitted use under the Lease or from any improvements or alterations (excluding Tenant’s Work) made by or on behalf of, or for the benefit of, Tenant after the Effective Date.

In the event that a CASp inspection is completed by Landlord, and such CASp inspection discloses that the Premises do not meet all applicable construction-related accessibility standards and related laws and codes, or any violations of said standards, laws or codes exist, Landlord, at Landlord’s sole cost and expense shall be responsible for performing any and all required repairs, alterations, modifications, and improvements to the Premises, Building and Common areas except in the event that such work arises or is triggered by Tenant’s specific use of the Premises which is other than the permitted use under the Lease or from any improvements or alterations (excluding Tenant’s Work) made by or on behalf of, or for the benefit of, Tenant after the Effective Date.
  In the event that Tenant is required to undertake repair work to the Premises, the Building and/or the Common Areas pursuant to the above paragraph, Tenant agrees that promptly following completion of the required repairs, alterations, modifications or improvements, Tenant shall cause, at Tenant’s sole cost and expense, a CASp to certify the Premises (and Building and Common Areas, as applicable) as meeting all applicable construction-related accessibility standards and related laws and codes, and pursuant to California Civil Code Section 55.53.
In the event a CASp inspection of the Premises is performed, the results of such inspection, including any reports, surveys or other documentation prepared in connection with the inspection, shall remain confidential and Tenant shall not disclose the results of such inspection to any other party, except for Tenant’s consultants, attorneys, broker and general contractor and/or except to the extent the same must be disclosed by order of any governmental authority, or pursuant to any Law. This section 1.12 shall survive the termination or expiration of this Lease.

1.13    BROKERAGE COMMISSIONS. Landlord and Tenant warrant to the other that it has had no dealings with any real estate broker or agents in connection with the negotiation of this Amendment excepting only Carlo Brignardello of Cresa Los Angeles and The Towbes Group, Inc. (collectively "Brokers") and it knows of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Landlord shall pay the Brokers a fee per separate agreement between Landlord and Brokers.

2.	MISCELLANEOUS.

2.1COUNTERPARTS; ELECTRONIC SIGNATURES. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on each signatory. A copy of this Amendment that is executed by a party and transmitted by that party to any one or more other parties by facsimile or email shall be binding on such signatory to the same extent as a copy hereof or thereof containing that party's original signature.

2.2INTERPRETATION. In the event of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

2.3AUTHORITY. Landlord and Tenant represent and warrant that all signatories hereto signing in a representative capacity have been duly authorized by and on behalf of their respective principals to execute this Amendment.

2.4RATIFICATION. Except as expressly modified by Section 1, above, the Lease is hereby expressly ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment, effective as of the date first written above.

"LANDLORD:"	"TENANT:"

NASSAU LAND COMPANY, L.P.	RESONANT INC
a California limited partnership	a Delaware corporation

By: MICHAEL TOWBES CONSTRUCTION & DEVELOPMENT, INC.,	By: Jeff Killian, CFO
a California corporation, its General Partner

/s/ Craig Zimmerman	/s/ Jeff Killian
its Vice President	its CFO
Date:	Date: